SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Storage USA, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Storage USA, Inc.
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: Storage USA, Inc.
Commission File No.: 001-12910

On January 30, 2002, Storage USA issued the following press release announcing its fourth quarter and full year 2001 results:

NEWS RELEASE

175 Toyota Plaza, Suite 700 Memphis, Tennessee 38103

Contact:	Christopher P. Marr Chief Financial Officer (901) 252-2000

STORAGE USA REPORTS FOURTH QUARTER AND FULL YEAR 2001 RESULTS

     MEMPHIS, Tennessee (January 30, 2002) — Storage USA, Inc. (NYSE:SUS) today announced the results of its fourth quarter and full year ended December 31, 2001. Net income for the fourth quarter was $14,557,000, or $0.51 per common share on a diluted basis, compared with net income of $15,585,000, or $0.58 per common share on a diluted basis for the fourth quarter of 2000. Net income for the year was $64,232,000 or $2.31 per common share on a diluted basis, compared with net income of $62,237,000 or $2.26 per common share on a diluted basis, for 2000.

     The Company incurred $2.3 million (or $0.08 on a per share basis) of third party legal and consulting charges during the fourth quarter of 2001 and $3.0 million (or $0.10 on a per share basis) for the full year 2001 relating to activities of the Special Committee of the Board of Directors. The formation and purpose of the Special Committee has been discussed in other Company press releases.

     Funds from operations for the fourth quarter of 2001, when excluding the $0.08 per share of Special Committee charges, was $0.94 per common share on a diluted basis. Funds from operations for the full year 2001, when excluding the $0.10 per share of Special Committee charges, was $3.71 per common share on a diluted basis. When including the Special Committee charges, funds from operations were $24,497,000, or $0.86 per common share on a diluted basis, for the fourth quarter of 2001 and $100,466,000, or $3.61 per common share on a diluted basis, for the full year 2001. Funds from operations were $24,095,000, or $0.89 per common share on a diluted basis, for the fourth quarter 2000 and $94,313,000, or $3.43 per common share on a diluted basis, for the full year 2000.

     During the fourth quarter, net operating income of the Company’s same-store facilities increased by 3.4%, as a result of revenue growth of 3.8% and a 4.9% increase in operating expenses. For the full year

2001, net operating income of the Company’s same-store facilities increased by 6.0% as a result of revenue growth of 6.2% and a 6.7% increase in operating expenses. The year-over-year revenue growth was the result of an increase in realized rates of 6.8% while maintaining physical occupancy at 85% during both periods. The expense growth was primarily driven by dramatic increases in electric related utility costs and property and casualty insurance.

Within the REIT, the Company placed in service seven expansion projects during the fourth quarter for a total cost of approximately $12,970,000. For the entire year, the Company placed in service four development and 11 expansion projects for a total cost of approximately $46,882,000. As of December 31, 2001, the Company has ten development projects under construction or in construction planning, which will add approximately 503,000 square feet. These projects have a remaining expected investment of $54,817,000. Expansions are also underway for nine facilities, which will add approximately 233,000 square feet. These expansions have a remaining expected investment of $10,194,000. Expected completion dates for these development and expansion facilities range from the first quarter of 2002 through 2003. The dilution during the quarter from the Company’s on-balance sheet development program was $0.03 per share compared with $0.04 per share of dilution during the fourth quarter of 2000. Dilution for the year remained constant at $0.15 for both periods.

- more -

     During the fourth quarter, four new franchised facilities received their certificates of occupancy and opened for business. At December 31, 2001, Storage USA Franchise Corp. had 71 franchised facilities open and operating with another 17 facilities currently in design and construction.

     On January 7, 2002, the Company paid a regular quarterly cash dividend of $0.71 per share to shareholders of record as of December 21, 2001.

FOURTH QUARTER DISPOSITIONS

     During October of 2001, the Company sold four properties located in North Carolina. The $8.75 million of cash generated from the transaction was used to pay down the Company’s line of credit.

PROPOSED ACQUISITION BY SECURITY CAPITAL GROUP

     Earlier this month, the Special Committee announced that the 45-day period during which it was permitted to solicit other potential bidders for Storage USA expired without a higher bid being submitted. As a result, Storage USA will proceed with the previously announced acquisition by Security Capital Group Incorporated. The Company has filed preliminary proxy materials and a Schedule 13E-3 relating to the proposed acquisition with the Securities and Exchange Commission. Subject to the SEC’s review process, the Company intends to establish the record date and the date for the shareholders’ meeting and mail a definitive proxy statement to shareholders as soon as practicable. If completed, it is anticipated that the transaction will close in the Spring of 2002.

     Investors in Storage USA should read the proxy statement and the Schedule 13E-3 carefully because they contain important information about the proposed transaction, the persons soliciting proxies related to the proposed transaction, their interests in the proposed transaction, and related matters. Investors may obtain free copies of the proxy statement, the Schedule 13E-3 and other documents filed by Storage USA at the Securities and Exchange Commission’s Website at www.sec.gov. Free copies of the proxy statement and the Schedule 13E-3 are available to investors from Storage USA by directing such requests to the attention of Christopher P. Marr, Chief Financial Officer, Storage USA, Inc., 175 Toyota Plaza, Suite 700, Memphis, TN 38103. Storage USA, its directors, executive officers and certain other members of management and employees may solicit proxies from Storage USA’s stockholders in favor of the proposed transaction. As of the date of this release, the officers and directors of Storage USA each beneficially owns less than 1% of the outstanding common stock of Storage USA, with the exception that Mr. Jernigan beneficially owns approximately 2.6%.

ABOUT STORAGE USA, INC.

     Storage USA, Inc. is a fully integrated, self-administered and self-managed real estate investment trust, which is engaged in the management, acquisition, development, construction and franchising of self-storage facilities. As of December 31, 2001, the Company owned, managed and franchised 558 facilities containing 37.9 million square feet in 33 states and the District of Columbia.

–more –

FORWARD-LOOKING STATEMENTS

     This release contains statements concerning Storage USA’s beliefs, expectations and intentions, future events, future performance and business prospects, including those associated with the Company’s development and expansion programs and its proposed transaction with Security Capital Group, which are forward-looking and are subject to certain risks and uncertainties. These risks and uncertainties could significantly affect anticipated results or events in the future, and actual results may differ materially from any forward-looking statements. In addition, these forward-looking statements are based upon variable assumptions and estimates. A change in any of these assumptions or estimates could materially change the results anticipated. The risks and uncertainties include, but are not limited to the following:

•	The Company’s plan to move forward with development and expansion opportunities could be impacted by an inability to obtain zoning and other local approvals.

•	Construction costs and timing of a project may exceed our original estimates, resulting in a greater investment than originally planned.

•	Historical performance of our development and expansion programs may not be repeated in new development and expansion activity.

•	The Company’s proposed transaction with Security Capital Group is subject to satisfaction of the conditions to closing included in the purchase and sale agreement with Security Capital Group and shareholder approval.

     Additional risks and other risk factors are described in Storage USA’s Form 10-K, particularly under the caption Forward-Looking Statements and Risk Factors and in the quarterly reports on Form 10-Q and Storage USA’s other filings with the Securities and Exchange Commission. We are not obligated to update our forward-looking statements and we may not. Forward-looking statements that we do not update generally will become less meaningful over time.

QUARTERLY CONFERENCE CALL

     The Company will not schedule an earnings conference call.

•

- END -

EXHIBIT A

STORAGE USA, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,

	2001	2000	2001	2000

Operating Revenues:

Rental and Other Property Income	$70,770	$67,274	$282,065	$258,558

Service and Other Income	5,848	624	13,305	5,885

Total Operating Revenues	76,618	67,898	295,370	264,443

Operating Expenses:

Cost of Property Operations & Maintenance	18,330	16,822	72,235	64,902

Taxes	6,099	5,259	23,351	21,845

Cost of Providing Services	2,232	1,195	8,051	4,480

General & Administrative	7,009	3,840	20,314	13,715

Legal & Other Fees Associated with the Special Committee	2,344	—	2,999	—

Depreciation & Amortization	10,852	10,056	41,649	39,460

Total Operating Expenses	46,866	37,172	168,599	144,402

Income from Operations	29,752	30,726	126,771	120,041

Other Income (Expenses):

Interest Expense, Net *	(11,979)	(12,007)	(49,085)	(45,237)

Income Before Minority Interest	17,773	18,719	77,686	74,804

and Gain on Sale/Exchange

Gain/(Loss) on Sale/Exchange of Storage Facilities	(301)	301	(291)	1,175

Income Before Minority Interest	17,472	19,020	77,395	75,979

Minority Interest	(2,915)	(3,435)	(13,163)	(13,742)

Net Income	$14,557	$15,585	$64,232	$62,237

Basic Net Income per Share	$0.52	$0.58	$2.34	$2.27

Diluted Net Income per Share	$0.51	$0.58	$2.31	$2.26

Basic Weighted Average Common Shares Outstanding	27,853	27,013	27,415	27,373

Diluted Weighted Average Common Shares Outstanding	28,426	27,091	27,828	27,490

Interest Expense	($13,898)	($16,009)	($58,824)	($58,650)

Interest Income	1,919	4,002	9,739	13,413

*Interest Expense, Net	($11,979)	($12,007)	($49,085)	($45,237)

EXHIBIT B

STORAGE USA, INC.
Condensed Balance Sheets
(amounts in thousands)
(unaudited)

	As of	As of
	December 31, 2001	December 31, 2000

Assets

Investments in Storage Facilities, at Cost:

Land	$435,561	$430,332

Buildings & Equipment	1,336,961	1,280,393

	1,772,522	1,710,725

Accumulated Depreciation	(172,291)	(132,527)

	1,600,231	1,578,198

Cash & Cash Equivalents	3,164	5,045

Advances and Investments in Real Estate	116,880	136,125

Other Assets	36,059	47,402

Total Assets	$1,756,334	$1,766,770

Liabilities & Shareholders’ Equity

Notes Payable	$600,000	$600,000

Line of Credit Borrowings	158,900	168,333

Mortgage Notes Payable	64,351	66,845

Other Borrowings	30,923	38,804

Other Liabilities	99,068	93,099

Total Liabilities	953,242	967,081

Minority Interests:

Preferred Units	65,000	65,000

Common Units	63,599	82,542

Total Minority Interests	128,599	147,542

Total Shareholders’ Equity	674,493	652,147

Total Liabilities & Shareholders’ Equity	$1,756,334	$1,766,770

EXHIBIT C

STORAGE USA, INC.
Funds from Operations
(in thousands, except per share data)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,

	2001	2000	2001	2000

Funds from Operations Attributable to Company Shareholders:

Net Income	$14,557	$15,585	$64,232	$62,237

Loss/(Gain) on Sale of Assets*	301	(301)	291	(879)

Depreciation & Amortization	10,852	10,056	41,649	39,460

Depreciation from Unconsolidated Entities	550	723	1,858	1,409

Less Depreciation of Non-Revenue Producing	(749)	(886)	(3,451)	(3,858)

Property

	$25,511	$25,177	$104,579	$98,369

Minority Interest Share of Loss on Sale	(28)	34	(28)	99

Minority Interest Share of Depreciation & Amortization from Unconsolidated Entities	(51)	(81)	(189)	(158)

Minority Interest Share of Depreciation & Amortization	(935)	(1,035)	(3,896)	(3,997)

FFO Available to Company Shareholders	$24,497	$24,095	$100,466	$94,313

Basic FFO per Share, as Reported	$0.88	$0.89	$3.66	$3.45

Diluted FFO per Share, as Reported	$0.86	$0.89	$3.61	$3.43

Add Back Negative Impact of Special Committee Charges	$0.08	—	$0.10	—

FFO After Adding Back Special Committee Charges	$0.94	$0.89	$3.71	$3.43

*Excludes $296 gain on sale of undepreciated land in the first quarter of 2000.

In calculating FFO per share, Storage USA adds back only depreciation and amortization of revenue-producing property. As such, Storage USA’s FFO and FFO per share may not be comparable to other REITs which may add back total depreciation and amortization.

The Company, in accordance with Financial Accounting Standard No. 128, “Earnings Per Share”, is required to report basic and diluted earnings per share. The Company has chosen to present its FFO per share on the same basis as its earnings per share. The diluted FFO per share reflects the impact of its employee stock options.

EXHIBIT D

STORAGE USA, INC.

Financial and Operational Highlights
(in thousands except per square foot data)

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,

Same-Store Results	2001	2000	% Change	2001	2000	% Change

Number of Properties	368	368		347	347

Revenues :	$63,681	$61,331	3.8%	$241,055	$227,009	6.2%

Expenses:

Repairs & Maintenance	$1,199	$1,087	10.3%	$5,142	$4,423	16.3%

Utility & Trash	1,643	1,587	3.5%	6,638	5,930	11.9%

Insurance	623	468	33.1%	2,017	1,449	39.2%

Taxes	5,160	5,082	1.5%	19,152	18,423	4.0%

All Other	10,119	9,651	4.8%	37,094	35,390	4.8%

Total Expenses	18,744	17,875	4.9%	70,043	65,615	6.7%

Net Operating Income	$44,937	$43,456	3.4%	$171,012	$161,394	6.0%

Physical Occupancy	83%	84%		85%	85%

Scheduled Rent per Square Foot	$12.63	$12.18	3.7%	$12.65	$12.04	5.1%

Realized Rent per Square Foot	$11.85	$11.25	5.3%	$11.71	$10.96	6.8%

Ten Largest Same-Store Markets (for the quarter ended December 31, 2001)

			Quarter Ended December 31, 2001 vs.
			Quarter Ended December 31, 2000

		%	%	%	%
	Number	of Total	Change in	Change in	Change in
	of	Same-Store	Net Rental	Realized	Occupied
Market	Facilities	NOI	Income*	RPSF	Sq. Ft.

LOS ANGELES-RIVERSIDE-ORANGE COUNTY, CA	47	17.6%	6.4%	8.3%	-1.8%

NEW YORK-NORTHERN NEW JERSEY-LONG ISLAND	29	15.9%	2.9%	7.3%	-4.1%

WASHINGTON-BALTIMORE, DC-MD-VA-WV	24	9.9%	4.8%	6.8%	-1.9%

MIAMI-FORT LAUDERDALE, FL	16	6.1%	5.1%	4.1%	0.9%

DALLAS-FORT WORTH, TX	13	3.4%	3.6%	5.5%	-1.8%

PHILADELPHIA-WILMINGTON-ATLANTIC CITY, PA-NJ	13	3.1%	4.5%	7.8%	-3.1%

MEMPHIS, TN-AR-MS	23	3.1%	2.4%	2.9%	-0.5%

SAN FRANCISCO-OAKLAND-SAN JOSE, CA	9	2.9%	-4.8%	4.5%	-8.8%

DETROIT, ANN ARBOR-FLINT, MI	11	2.7%	0.9%	5.5%	-4.4%

PHOENIX-MESA, AZ	15	2.7%	2.9%	0.2%	2.7%

*Net Rental Income is defined as rental income net of discounts.

EXHIBIT D — continued

STORAGE USA, INC.
Financial and Operational Highlights
(in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,

	2001	2000	2001	2000

Capital Deployment

Operating Property Acquisitions	$4,725	$0	$9,333	$11,734

Land Acquisitions	—	—	1,355	4,374

Development and Expansions	6,024	8,532	28,175	33,700

Franchise Loans	1,577	1,302	2,545	9,999

Capital and Debt Contributions:

GECC Development Venture	92	199	888	6,725

GECC Acquisition Venture	510	13,362	4,875	20,486

Total	$12,928	$23,395	$47,171	$87,018

On-Balance sheet Development & Expansion Expected to be Placed in Service by Quarter

	2002	2002	2002	2002
	Q1	Q2	Q3	Q4	Thereafter

Development	$21,288	—	$4,352	$5,000	$47,481

Expansion	$2,039	$10,202	—	$3,915	$2,398

Total	$23,327	$10,202	$4,352	$8,915	$49,879

Construction in Progress	As of	As of
	12/31/2001	12/31/2000

	$38,491	$44,872

Five Year Debt Maturity Schedule

	2002	2003	2004	2005	2006

Unsecured Notes Payable	—	$100,000	—	—	$100,000

Lease Obligations	—	$23,897	—	—	—

Mortgages Payable (Principal Pmts)	1,474	1,624	23,294	5,985	14,477

Debt Service

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,

	2001	2000	2001	2000

Interest Expense	$13,898	$16,009	$58,824	$58,650

Plus:

Capitalized Interest	769	1,035	3,745	4,957

Principal Payments	357	326	1,405	1,280

Debt Service	$15,024	$17,370	$63,974	$64,887

EXHIBIT D - continued

STORAGE USA, INC.
Financial and Operational Highlights
(in thousands)

GECC Venture Investment

	Placed In Service	Weighted Average	Placed in Service	Weighted Average

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2001	December 31, 2001	December 31, 2001	December 31, 2001

GECC Acquisitions Venture Acquisitions	$5,000	$3,804	$28,300	$21,398

Number of Properties	1	8

GECC Development Venture Placed in Service	—	—	$11,918	$5,559

Number of Properties	—	2

Selected GECC Joint Venture Financial Information

	Twelve Months Ended December 31, 2001			Twelve Months Ended December 31, 2001

	Acquisiton Venture	Development Venture	Total GECC Ventures	Acquisiton Venture	Development Venture	Total GECC Ventures

Income Statement:

Property Revenues	$3,007	$758	$3,765	$11,077	$2,312	$13,389

Property Expenses	1,506	668	2,174	5,361	2,239	7,600

Net Operating Income	1,501	90	1,591	5,716	73	5,789

Net Income	223	(531)	(308)	1,007	(2,150)	(1,143)

Balance Sheet: (as of December 31, 2001) Number of Operational Properties	14	8	22

Total Assets	$85,773	$49,213	$134,986

Total Third Party Debt	29,462	24,309	53,771

	Twelve Months Ended December 31, 2001			Twelve Months Ended December 31, 2001

	Acquisiton Venture	Development Venture	Total GECC Ventures	Acquisiton Venture	Development Venture	Total GECC Ventures

Income Statement:

Property Revenues	$975	$264	$1,239	$2,336	$424	$2,760

Property Expenses	664	416	1,080	1,116	662	1,778

Net Operating Income	311	(152)	159	1,220	(238)	982

Net Income	(212)	(623)	(835)	97	(934)	(837)

Balance Sheet: (as of December 31, 2000) Number of Operational Properties	6	5	11

Total Assets	$50,705	$42,475	$93,180

Total Third Party Debt	22,215	19,727	41,942

Selected Fidelity Joint Venture Financial Information

	Twelve Months		Twelve Months
	Ended December 31,		Ended December 31,

	2001	2000	2001	2000

Income Statement:

Property Revenues	$6,076	$5,955	$24,392	$23,112

Property Expenses	2,500	1,953	8,727	7,566

Net Operating Income	3,576	4,002	15,665	15,546

Net Income	995	1,121	5,478	5,278

Balance Sheet:

Total Assets	$143,592	$147,918

Total Third Party Debt	90,224	91,768

Exhibit E

STORAGE USA, INC.

Share and Unit Information

Common Shares and OP
Units as of December 31,
(in thousands)	2001	2000
Common Shares Outstanding	28,278	27,019

Operating Partnership Units Outstanding	2,666	3,420

Total Shares and Units Outstanding	30,944	30,439

Weighted Average Common Shares and OP Units

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,

(in thousands)	2001	2000	2001	2000

Basic Weighted Average Common Shares Outstanding	27,853	27,013	27,415	27,373

Dilutive Effect of Stock Options	573	78	413	117

Diluted Weighted Average Common Shares Outstanding	28,426	27,091	27,828	27,490

Total Weighted Average Units Outstanding	2,854	3,421	3,188	3,460

Minority Interests Associated with Units Outstanding	$1,453	$1,972	$7,260	$7,893

Exhibit F

Property Square Footage As of December 31, 2001

		Sq Footage	Physical
	# of Props	(in thousands)	Occupancy
Owned:

Mature	349	23,430	82.7%

Dev & Lease-up	62	4,684	67.0%

	411	28,114	83.0%

Managed/Franchised	93	6,185

Joint Venture	54	3,599

Total	558	37,898

Operating Revenue Detail

(in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,

	2001	2000	2001	2000

Rental and Other Property Income:

Rental	$69,446	$66,198	277,210	254,375

Other Property Income	1,324	1,076	4,855	4,183

	$70,770	$67,274	$282,065	$258,558

Service and Other Income:

Management Fees	$1,103	$833	$3,967	$2,904

Franchise Services Income	1,211	—	4,267	—

Acquisition, Development and General Contracting Fees	303	196	806	1,884

Income from Equity Investments and Other	3,231	(405)	4,265	1,097

	$5,848	$624	$13,305	$5,885

EXHIBIT G
STORAGE USA, INC.
Operating Property Summary

Three Months Ended
December 31, 2001
(in thousands)
Rental Income:

	Mature	$59,515	86%

	Non-Mature	9,931	14%

		69,446

Property Other Income:

	Mature	1,139	86%

	Non-Mature	185	14%

		1,324

Operating Expenses Excluding Taxes:

	Mature	(15,245)	83%

	Non-Mature	(3,085)	17%

		(18,330)

Taxes:

	Mature	(5,167)	85%

	Non-Mature	(932)	15%

		(6,099)

Net Operating Income:

	Mature	40,242	87%

	Non-Mature	6,099	13%

		$46,341

As of December 31, 2001 (in thousands)

		Total
	Undepreciated
Reconciliation to Balance Sheet:	# of props		Costs

Mature Properties	349		$1,382,248

Recent Acquisitions and Props Acquired in Lease-Up	14		63,025

Recent Expansions	29		149,054

Developments in Lease-Up	19		111,923

Corporate PP&E			27,781

CIP and Capitalized Interest			38,491

	411		$1,772,522